Exhibit 3.1

ARTICLES OF AMENDMENT
of
ARTICLES OF INCORPORATION
of
BIODRAIN MEDICAL, INC.

The undersigned, the President of BIODRAIN MEDICAL, INC., a Minnesota corporation (the “Corporation”), does hereby certify that the following resolutions were adopted by the shareholders of the Corporation in accordance with the applicable provisions of the Minnesota Statutes:

Resolutions Amending Articles of Incorporation

RESOLVED, that the Corporation is hereby authorized to amend Article V of the Corporation’s Articles of Incorporation by deleting such Article V in full and replacing it with the following:

“ARTICLE V

Authorized Shares:

The total number of shares which this corporation shall have authority to issue is two hundred million shares (200,000,000) with a par value of one cent ($.0 1) per share; all of such shares shall be common stock."

FURTHER RESOLVED, that the Corporation is hereby authorized to add the following Article XI to the Corporation’s Articles of Incorporation:

“ARTICLE XI

Directors’ Liability:

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article XI shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A. 559 or 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for liability for any act or omission occurring prior to the effective date of this Article XI. If Minnesota Statutes Chapter 302A is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Statutes Chapter 302A. Any repeal or modification of this Article XI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification."

FURTHER RESOLVED, that the President of the Corporation is hereby authorized and directed to (i) execute Articles of Amendment attesting to the adoption of the foregoing resolutions adopting the amendments, (ii) cause such Articles of Amendment to be filed in the office of the Secretary of State for the State of Minnesota, and (iii) pay any fees and take any other action necessary to effect the Articles of Amendment and the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunder subscribed my name this 8th day of September, 2011.

/s/
Kevin R. Davidson
President